Exhibit 4.4

CONSENT OF EXPERT

Ladies and Gentlemen:

I hereby consent to the use of the information prepared and verified by me, and the information derived therefrom, as well as the reference to my name, in each case where used or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp.

Dated: September 13, 2013

/s/ Steve Blower
Steve Blower, P. Geo
Vice President Exploration
Denison Mines Corp.